Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2011 SECOND QUARTER RESULTS

Second Quarter 2011 Highlights

•                  Sales of $353.7 million were 15.9% higher than last year (11.9% in constant currency) led by strong Commercial Aerospace sales (up 26.7% in constant currency).

•                  Net income was $37.4 million, $0.37 per diluted share ($0.32 per adjusted diluted share, see Table C), versus $23.1 million, $0.23 per diluted share last year.

•                  2011 Adjusted Diluted EPS Guidance increased to a range of $1.05 to $1.12 and sales increased to a range of $1,325 million to $1,375 million.

	Quarter Ended June 30,		%	Six Months Ended June 30,		%
(In millions, except per share data)	2011	2010	Change	2011	2010	Change

Net Sales	$353.7	$305.1	15.9%	$685.3	$568.1	20.6%
Net sales change in constant currency			11.9%			18.4%
Operating Income	49.4	40.5	22%	96.6	64.3	50%
Net Income	37.4	23.1	62%	63.8	38.9	64%
Diluted net income per common share	$0.37	$0.23	61%	$0.63	$0.39	62%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$49.4	$40.5	22%	$90.9	$67.8	34%
As a % of sales	14.0%	13.3%		13.3%	11.9%
Adjusted Net Income (table C)	31.9	23.1	38%	57.2	37.6	52%
Adjusted diluted net income per share	$0.32	$0.23	39%	$0.57	$0.38	50%

STAMFORD, CT. July 25, 2011 — Hexcel Corporation (NYSE: HXL), today reported results for the second quarter of 2011.  Net sales during the quarter were $353.7 million, 15.9% higher than the $305.1 million reported for the second quarter of 2010.  Operating income for the period was $49.4 million, compared to $40.5 million last year.  Net income for the second quarter of 2011 was $37.4 million, or $0.37 per diluted share, compared to $23.1 million or $0.23 per diluted share in 2010.   Excluding the $5.5 million impact of a tax settlement (Table C), adjusted diluted net income for the second quarter of 2011 was $0.32 per share compared to $0.23 per share in 2010.

Chief Executive Officer Comments

Mr. Berges commented, “This was another strong quarter, especially in commercial aerospace as we benefited from increased airplane build rates and the ramp-up of new programs.  Solid gross margin performance coupled with our good operating expense control efforts, resulted in a 14% operating margin (our highest in history) and a 39% increase in adjusted diluted EPS compared to last year.”

Looking ahead, Mr. Berges said, “Thanks to the strong first half of the year and our current outlook, we are increasing our 2011 adjusted diluted EPS guidance to $1.05 - $1.12 (from $0.95 - $1.05).  We are also raising our sales guidance for the year to $1,325 million - $1,375 million (from $1,275 million - $1,350 million).”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $207.8 million increased 29.1% (26.7% in constant currency) for the quarter as compared to the second quarter 2010.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased more than 30% versus the same period last year and continue to comprise more than 25% of Commercial Aerospace sales.  Airbus and Boeing legacy aircraft related sales for the quarter were up over 25% compared to the second quarter of 2010 as we see the additional demand of upcoming line-rate increases.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were up over 20% compared to the same period last year, maintaining their improved level of the first quarter of 2011.  We are encouraged with the modest recovery in this sub-market.

Space & Defense

•                  Space & Defense sales of $81.7 million were 2.9% higher (0.2% in constant currency) than the second quarter of 2010.  We continue to benefit from rotorcraft related growth as new programs and blade retrofit programs are increasingly composites based.

Industrial

•                  Total Industrial sales of $64.2 million for the second quarter of 2011 were 0.8% lower (8.9% in constant currency) than the second quarter of 2010.  Wind sales were down about 10% from the same period last year, but up more than 10% sequentially and remained in line with the average of the last twelve months.

Operations

•                  Gross margin was 24.6% of net sales for the quarter as compared to 25.7% in the second quarter of 2010.   This year’s results include increased spending for new line start-ups, higher acrylonitrile costs and the disruption caused by April’s Decatur, Alabama tornado.  Selling, general and administrative expenses were flat compared to last year, but were 4% lower in constant currency.  Combined with the higher sales volume, adjusted operating income was 14% for the quarter compared to 13.3% for the second quarter of 2010.

Tax

•                  The tax provision was $9.3 million for the second quarter of 2011, an effective tax rate of 20%.  The current quarter included the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.  Excluding this benefit, our effective tax rate would have been 31.8%, in line with our guidance for the year.  Last year’s second quarter tax provision was $10.6 million, a 31.7% effective tax rate.

Cash and other

•                  Free cash flow for the first half of 2011 was $9.5 million versus $11.6 million in the first half of 2010, as higher earnings and lower working capital requirements were offset by increased capital spending.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.  Total debt, net of cash as of June 30, 2011 was $195.5 million, a decrease of $19.5 million from December 31, 2010.  Our accrual based capital expenditures were $55.1 million for the first half of 2011, and we still expect these expenditures for 2011 to be $150 - $175 million.  We target free cash flow to be break-even by the end of the year.

•                  Interest expense for the second quarter was $2.9 million compared to $7.1 million last year.  The decrease reflects the lower borrowing rate as a result of the July 2010 refinancing and the February 1, 2011 bond redemption, as well as lower outstanding debt.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, July 26, 2011 to discuss the second quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2271 and the confirmation code is 2511234.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; outcome of legal matters; and the impact of the above factors on our expectations of 2011 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, supply chain disruptions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2011	2010	2011	2010
Net sales	$353.7	$305.1	$685.3	$568.1
Cost of sales	266.7	226.7	515.3	423.6

Gross margin	87.0	78.4	170.0	144.5
% Gross margin	24.6%	25.7%	24.8%	25.4%

Selling, general and administrative expenses	29.7	29.6	62.6	61.0
Research and technology expenses	7.9	8.3	16.5	15.7
Other operating (income) expense (a)	—	—	(5.7)	3.5

Operating income	49.4	40.5	96.6	64.3

Interest expense, net	2.9	7.1	7.1	13.7
Non-operating expense (b)	—	—	4.9	—

Income before income taxes and equity in earnings from affiliated companies	46.5	33.4	84.6	50.6
Provision for income taxes (c)	9.3	10.6	21.5	12.1

Income before equity in earnings from affiliated companies	37.2	22.8	63.1	38.5
Equity in earnings from affiliated companies	0.2	0.3	0.7	0.4

Net income	$37.4	$23.1	$63.8	$38.9

Basic net income per common share:	$0.38	$0.24	$0.65	$0.40

Diluted net income per common share:	$0.37	$0.23	$0.63	$0.39

Weighted-average common shares:

Basic	98.6	97.5	98.4	97.4
Diluted	100.7	99.7	100.5	99.6

(a)          Other operating income for the six months ended June 30, 2011 is a $5.7 million benefit from the curtailment of a pension plan.  For the six months ended June 30, 2010 other operating expense is for an increase in environmental reserves for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes.

(c)          Provision for income taxes for the quarter ended June 30, 2011 includes a release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.  Provision for income taxes for the six months ended June 30, 2010 includes $3.5 million of New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$55.9	$117.2
Accounts receivable, net	207.8	173.9
Inventories, net	207.9	169.9
Prepaid expenses and other current assets	50.8	36.7
Total current assets	522.4	497.7

Property, plant and equipment	1,139.8	1,063.9
Less accumulated depreciation	(502.4)	(465.6)
Property, plant and equipment, net	637.4	598.3

Goodwill and other intangible assets, net	56.8	56.2
Investments in affiliated companies	21.6	19.9
Deferred tax assets	62.9	63.6
Other assets	18.3	22.4
Total assets	$1,319.4	$1,258.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$9.3	$27.6
Accounts payable	108.7	83.0
Accrued liabilities	109.1	95.3
Total current liabilities	227.1	205.9

Long-term notes payable and capital lease obligations	242.1	304.6
Other non-current liabilities	73.7	88.2
Total liabilities	542.9	598.7

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 100.3 shares issued at June 30, 2011 and 99.5 shares issued at December 31, 2010	1.0	1.0
Additional paid-in capital	573.7	552.3
Retained earnings	212.2	148.4
Accumulated other comprehensive income (loss)	14.4	(15.1)
	801.3	686.6
Less — Treasury stock, at cost, 2.0 shares and 2.2 shares at June 30, 2011 and December 31, 2010, respectively	(24.8)	(27.2)
Total stockholders’ equity	776.5	659.4
Total liabilities and stockholders’ equity	$1,319.4	$1,258.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended
	June 30,
(In millions)	2011	2010

Cash flows from operating activities
Net income	$63.8	$38.9

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	27.9	25.6
Amortization of debt discount and deferred financing costs and call premium expense	5.9	2.4
Deferred income taxes	6.7	4.2
Equity in earnings from affiliated companies	(0.7)	(0.4)
Share-based compensation	8.8	8.3
Pension curtailment gain	(5.7)	—
Excess tax benefits on share-based compensation	(3.6)	(0.7)

Changes in assets and liabilities:
Increase in accounts receivable	(25.4)	(52.3)
Increase in inventories	(31.5)	(28.9)
(Increase) decrease in prepaid expenses and other current assets	(3.1)	0.4
Increase in accounts payable/accrued liabilities	36.0	36.9
Other — net	(1.8)	(2.7)
Net cash provided by operating activities (a)	77.3	31.7

Cash flows from investing activities
Capital expenditures (b)	(67.8)	(20.1)
Net cash used for investing activities	(67.8)	(20.1)

Cash flows from financing activities
Borrowings from senior secured credit facility	135.0	—
Repayment of 6.75% senior subordinated notes	(150.0)	—
Repayment of senior secured credit facility	(60.0)	—
Call premium payment for 6.75% senior subordinated notes	(3.4)	—
(Repayments) borrowings from credit line	(3.3)	1.7
Repayment of senior secured credit facility — term loan	(2.5)	(30.0)
Repayments of capital lease obligations and other debt, net	(0.2)	(0.2)
Activity under stock plans	7.4	0.6
Net cash (used in) financing activities	(77.0)	(27.9)

Effect of exchange rate changes on cash and cash equivalents	6.2	(9.8)
Net decrease in cash and cash equivalents	(61.3)	(26.1)
Cash and cash equivalents at beginning of period	117.2	110.1
Cash and cash equivalents at end of period	$55.9	$84.0

Supplemental Data:
Free cash flow (a)+(b)	$9.5	$11.6
Accrual basis additions to property, plant and equipment	$55.1	$13.7

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended June 30, 2011 and 2010	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
(In millions)	2011	2010	%	Effect (b)	2010	%
Market Segment
Commercial Aerospace	$207.8	$161.0	29.1	$3.0	$164.0	26.7
Space & Defense	81.7	79.4	2.9	2.1	81.5	0.2
Industrial	64.2	64.7	(0.8)	5.8	70.5	(8.9)
Consolidated Total	$353.7	$305.1	15.9	$10.9	$316.0	11.9

	%	%	%
Consolidated % of Net Sales
Commercial Aerospace	58.7	52.8	51.9
Space & Defense	23.1	26.0	25.8
Industrial	18.2	21.2	22.3
Consolidated Total	100.0	100.0	100.0

Six Months Ended June 30, 2011 and 2010	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
(In millions)	2011	2010	%	Effect (b)	2010	%
Market Segment
Commercial Aerospace	$405.4	$313.0	29.5	$3.1	$316.1	28.3
Space & Defense	161.4	151.9	6.3	2.0	153.9	4.9
Industrial	118.5	103.2	14.8	5.5	108.7	9.0
Consolidated Total	$685.3	$568.1	20.6	$10.6	$578.7	18.4

	%	%	%
Consolidated % of Net Sales
Commercial Aerospace	59.1	55.1	54.6
Space & Defense	23.6	26.7	26.6
Industrial	17.3	18.2	18.8
Consolidated Total	100.0	100.0	100.0

(a)   To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2010 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2011 and are referred to as “constant currency” sales.

(b)   FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Table B

	(Unaudited)
(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Second Quarter 2011
Net sales to external customers	$276.8	$76.9	$—	$353.7
Intersegment sales	13.9	0.2	(14.1)	—
Total sales	290.7	77.1	(14.1)	353.7

Operating income (loss)	48.5	11.9	(11.0)	49.4
% Operating margin	16.7%	15.4%		14.0%

Depreciation and amortization	12.8	1.0	—	13.8
Stock-based compensation expense	0.9	0.1	1.4	2.4
Accrual based additions to capital expenditures	28.4	1.5	—	29.9

Second Quarter 2010
Net sales to external customers	$238.9	$66.2	$—	$305.1
Intersegment sales	11.5	0.3	(11.8)	—
Total sales	250.4	66.5	(11.8)	305.1

Operating income (loss) (b)	42.8	10.7	(13.0)	40.5
% Operating margin	17.1%	16.1%		13.3%

Depreciation and amortization	12.7	0.9	—	13.6
Stock-based compensation expense	1.1	0.2	1.3	2.6
Accrual based additions to capital expenditures	6.2	0.5	0.1	6.8

First Six Months 2011
Net sales to external customers	$533.1	$152.2	$—	$685.3
Intersegment sales	27.8	0.5	(28.3)	—
Total sales	560.9	152.7	(28.3)	685.3

Operating income (loss) (b)	98.3	24.4	(26.1)	96.6
% Operating margin	17.5%	16.0%		14.1%

Other operating income	5.7	—	—	5.7
Depreciation and amortization	25.7	2.1	0.1	27.9
Stock-based compensation expense	2.5	0.4	5.9	8.8
Accrual based additions to capital expenditures	52.7	2.4	—	55.1

First Six Months 2010
Net sales to external customers	$439.3	$128.8	$—	$568.1
Intersegment sales	20.4	0.3	(20.7)	—
Total sales	459.7	129.1	(20.7)	568.1

Operating income (loss) (b)	73.3	22.1	(31.1)	64.3
% Operating margin	15.9%	17.1%		11.3%

Other operating expense	—	—	3.5	3.5
Depreciation and amortization	23.6	1.9	0.1	25.6
Stock-based compensation expense	2.7	0.5	5.1	8.3
Accrual based additions to capital expenditures	13.0	0.6	0.1	13.7

(a)   We do not allocate corporate expenses to the operating segments.

(b)   The first six months 2011 Composite Materials operating income includes a $5.7 million benefit from the curtailment of a pension plan. The first six months 2010 Corporate and Other includes a $3.5 million charge to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2011	2010	2011	2010

GAAP operating income	$49.4	40.5	$96.6	$64.3
- Other operating (income) expense (a)	—	—	(5.7)	3.5
Adjusted Operating Income	$49.4	40.5	$90.9	$67.8
% of Net Sales	14.0%	13.3%	13.3%	11.9%
- Stock Compensation Expense	$2.4	2.6	$8.8	$8.3
- Depreciation and Amortization	13.8	13.6	27.9	25.6
Adjusted EBITDA	$65.6	56.7	$127.6	$101.7

	Unaudited
	Quarter Ended June 30,
	2011		2010
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$37.4	$0.37	$23.1	$0.23
- Benefit from tax audit settlement (c)	(5.5)	(0.05)	—	—
Adjusted net income	$31.9	$0.32	$23.1	$0.23

	Unaudited
	Six Months Ended June 30,
	2011		2010
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$63.8	$0.63	$38.9	$0.39
- Other operating (income) expense (net of tax) (a)	(4.1)	(0.04)	2.2	0.02
- Non-operating expense (net of tax) (b)	3.0	0.03	—	—
- Benefit from tax audit settlement (c)	(5.5)	(0.05)
- Tax credits for capital investments in wind energy facility (d)	—	—	(3.5)	(0.04)
Adjusted net income	$57.2	$0.57	$37.6	$0.38

(a)   Other operating expense for the six months ended June 30, 2011 is a benefit from the curtailment of a pension plan.  In 2010, other operating expense is the increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)   Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $150 million of 6.75% senior subordinated notes.

(c)   Tax benefit from the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.

(d)   New Clean Energy Manufacturing Tax Credits included in the six month period of 2010 were for qualifying capital investments made in our U.S. wind energy facility in 2009.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	June 30,	March 31,	December 31,
(In millions)	2011	2011	2010

Notes payable and current maturities of capital lease obligations	$9.3	$11.4	$27.6
Long-term notes payable and capital lease obligations	242.1	268.4	304.6
Total Debt	251.4	279.8	332.2
Less: Cash and cash equivalents	(55.9)	(50.6)	(117.2)
Total debt, net of cash	$195.5	$229.2	$215.0